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                                                                    Exhibit 99.2


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                                     [LOGO]

CONTACT:                                                   FOR IMMEDIATE RELEASE

Richard T. Browning
Chief Financial Officer
(203) 661-1926 ext. 6628

Jane F. Casey
Vice President
(203) 661-1926 ext. 6619

            BLYTH INDUSTRIES INCREASES SHARE REPURCHASE AUTHORIZATION

GREENWICH, CT, USA March 30, 2000: Blyth Industries, Inc. (NYSE:BTH) announced today that its Board of Directors has authorized an increase of up to one million shares in the Company's Common Stock repurchase program. As of February 29, 2000, the Company had approximately 48.0 million shares outstanding.

The Blyth stock repurchase program was initiated by the Board of Directors in September, 1998. The initial authorization was increased in May, 1999. The Company is currently authorized to repurchase up to two million shares of its Common Stock in open market or negotiated transactions. Today's increase brings the cumulative total authorization to three million shares.

As of today, the Company has repurchased approximately 1.3 million shares at a cost of approximately $33.2 million since the program began in 1998. After giving effect to those repurchases, and to the additional authorization approved by the Board of Directors today, 1.7 million shares remain available for repurchase under the total authorization.

Robert B. Goergen, Chairman & CEO said, "Extending our share repurchase program indicates our belief that the fundamentals of our business are solid, the long term growth prospects are strong and the use of funds to make the investment represents enhanced value for our shareholders. We will continue to repurchase shares over an extended period of time, with the specific timing dependent on price, market conditions and other factors, such as shares issued under the employee stock option plan." He continued to say, "we are pleased that our strong cash position allows us to make these share repurchases while continuing to invest in the growth of our business."

Blyth Industries, Inc., headquartered in Greenwich, CT, designs, manufactures, markets and distributes an extensive line of candles and home fragrance products including scented candles,



 100 Field Point Road Greenwich, CT 06830 Tel (203) 661-1926 Fax (203) 661-1969

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outdoor lighting products, potpourri and environmental fragrance products, and markets a broad range of related candle accessories and decorative gift bags and tags. Its products are sold in the United States under various brand names, including Colonial Candle of Cape Cod -Registered Trademark-, PartyLite Gifts -Registered Trademark-, Carolina Designs -Registered Trademark-, Ambria-TM-, Canterbury -Registered Trademark-, Florasense -Registered Trademark-, Jeanmarie -Registered Trademark- and FilterMate -Registered Trademark- and in Europe under Gies, Liljeholmens and Colony. It is also a leading producer of portable heating fuel products sold under the Sterno -Registered Trademark- and Handy Fuel -Registered Trademark- brand names. Net Sales for the twelve months ended January 31, 2000 totaled $1,097,450,000.

Blyth Industries can be found on the Internet at www.blythindustries.com.

This press release contains "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks associated with international sales and foreign products, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1999, and in the Company's Annual Report on Form 10-K for the year ended January 31, 1999.



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 100 Field Point Road Greenwich, CT 06830 Tel (203) 661-1926 Fax (203) 661-1969